CORPORATE GOVERNANCE AGREEMENT

         By this Corporate Governance Agreement, entered into as of this 30th day of September, 2000 ("Agreement"), the parties identified below state, confirm, represent, warrant and agree as follows:

1.   RECITALS

     1.1. SIMULA. Simula, Inc. ("Simula" or the "Company") is a corporation organized and existing under and by virtue of the laws of the State of Arizona, with its principal place of business in Phoenix, Arizona.

     1.2. DESJARDINS. Stanley P. Desjardins ("Desjardins") is, and was at all times material hereto, a resident of Maricopa County, Arizona. Desjardins is the founder of Simula and currently serves as its Chairman of the Board and owns approximately 28% of the outstanding Common Stock of the Company.

     1.3. PURPOSE OF THIS AGREEMENT. Simula and Desjardins desire to enter into this Agreement to resolve certain issues that have arisen with respect to Desjardins' relationship with the Company in order to provide certainty to the Company, its employees, customers and shareholders regarding the manner in which the business and corporate governance of Simula will be conducted for the benefit of Simula and its shareholders.

     1.4. RECITALS PART OF AGREEMENT. The matters set forth in Article 1 of this Agreement are and shall be deemed to be material and operative provisions of this Agreement and not mere recitals.

2.   TERMS OF AGREEMENT

     2.1. CHANGES IN THE MANAGEMENT OF SIMULA. Effective immediately, Simula, acting through its Board of Directors, shall act to replace Donald Townsend as the Company's President and Chief Executive Officer with Bradley Forst, who shall serve in that capacity pursuant to a written employment agreement to be approved by the Board of Directors. The Board shall work with the Company's new President and Chief Executive Officer to effect additional management changes as soon as practicable and to obtain any necessary approvals for such changes from the Company's lenders. Without repudiating any existing agreement with the Company's management, the Company shall review and seek to renegotiate such agreements to modify the change in control and severance provisions contained in such agreements in a manner acceptable to the Board of Directors.

     2.2. PUBLIC COMMUNICATIONS. Within 10 days of the execution hereof, the Company and Desjardins will issue the press release attached hereto as EXHIBIT A and incorporated herein. During the Standstill Period, Desjardins agrees to publicly communicate his support for the Company and the decisions and actions undertaken by the Company at the direction of its management or its Board of Directors and to refrain from any actions or communications that would reasonably be regarded as expressing a lack of support therefor, unless advised in writing by legal counsel that he would more likely than not violate his fiduciary duty to the Company by doing so.

     2.3. ACTIVITIES AS CHAIRMAN. In his capacity as Chairman of the Board of Directors, Desjardins shall undertake only those duties expressly set forth in the Company's Bylaws or expressly required by law. Desjardins acknowledges that the Chairman of the Board is not an officer position and does not carry with it any day-to-day operational duties, responsibilities or authority. Nothing in this Agreement shall be deemed to modify the Consulting Agreement between Simula and Desjardins, in the form attached hereto as EXHIBIT B and incorporated herein by reference. In his capacity as a Consultant, Desjardins shall undertake only those duties and activities authorized by the Consulting Agreement.

     2.4. AVAILABILITY OF EQUITABLE RELIEF. The Company and Desjardins mutually acknowledge and agree that the obligations undertaken by each of them under this Agreement are special, unique and of an extraordinary character, and that Simula and it shareholders, officers and directors on the one hand, and Desjardins on the other hand, could not be adequately compensated by money damages for a breach of any of the provisions of this Agreement by the other party. In the event that any provision of this Agreement is breached by either party hereto, the non-breaching party shall be entitled to obtain (i) an injunction restraining such breach or threatened breach; and (ii) specific performance of any provision of this Agreement, in addition to any other right or remedy available to such non-breaching party. The parties hereto agree that a bond or other security shall not be a condition to the issuance of such injunction and/or for the ordering of such specific performance.

     2.5. CHAIRMAN'S STATUS. For a period of two (2) years from the date hereof, Desjardins will continue to serve as Chairman of the Board of Directors of Simula until his successor is duly elected and qualified in accordance with the Company's Articles of Incorporation and Bylaws. He shall be included in the Company's slate of director nominees at the 2001 Annual Meeting of Shareholders to serve on the Board of Directors for a term of not less than two (2) years.

     2.6. BOARD NOMINATIONS. Effective immediately, for a period of not less than two years, the Board will implement a policy of nominating persons to serve as directors who are not employees of the Company, except that the Board will continue to be permitted to nominate, in its discretion, the Company's Chief Executive Officer.

3.   GENERAL

     3.1. NOTICES. Any notice or other communication relating to this Agreement and any and all communications which might become necessary to effectuate the purposes of this Agreement, shall be delivered to the parties by certified mail, facsimile, a recognized overnight national delivery service, at the following addresses:

          If to Desjardins:               Stanley P. Desjardins
                                          5200 South Lakeshore Drive
                                          #240
                                          Tempe, Arizona 85283

          If to Simula:                  Simula, Inc.
                                         2700 North Central Avenue
                                         Suite 1000
                                         Phoenix, Arizona 85004
                                         Fax:  (602) 631-9005
                                         Attention:  Bradley P. Forst

          with copies to:                Bryan Cave LLP
                                         2800 North Central Avenue
                                         Suite 2100
                                         Phoenix, Arizona  85004
                                         Fax:  (602) 364-7070
                                         Attention:  Frank M. Placenti, Esq.


     3.2. MODIFICATIONS. No modification or amendment to this Agreement shall be valid, unless in writing and signed by the parties to this Agreement.

     3.3. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, predecessors, successors and assigns of the parties hereto.

     3.4. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona applicable to agreements made or to be performed entirely within such state, without regard to the conflict of law principles of such state.

     3.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall together be considered one and the same agreement, and shall become effective when one or more of such counterparts have been signed by each of the parties.

     3.6. SEVERABILITY. In the event that any provision of this Agreement is declared to be invalid or illegal, for any reason, this Agreement shall remain in full force and effect and the same shall be interpreted as though such invalid or illegal provision was not a part hereof.

     3.7. ATTORNEYS' FEES. In the event that any party hereto is required to commence or otherwise participate in an action or other proceeding to enforce any right arising under this Agreement, the party prevailing in such action or other proceeding shall be entitled to recover all costs and attorneys' fees, such fees to be set by the court or other tribunal, and not by the jury.

     3.8. ADDITIONAL INSTRUMENTS AND ACTIONS. The parties hereto expressly agree to execute any or further additional instruments as may be required, or to perform any other act necessary to effectuate and carry out the purposes of this Agreement, without the payment of additional consideration.

     3.9. HEADINGS; INTERPRETATION. The headings used herein are used for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and delivered as of the date hereof.

                                      SIMULA, INC.



                                      By: /s/ Brad Forst
                                          --------------------------------------
                                          Its  EVP - GENERAL COUNSEL
                                               ---------------------------------



                                      STANLEY P. DESJARDINS



                                      /s/  Stanley P. Desjardins
                                      ------------------------------------------

                                    EXHIBIT A

                                  PRESS RELEASE


                     SIMULA INC. NAMES NEW PRESIDENT AND CEO

PHOENIX, Arizona - October 2, 2000 - Simula, Inc. (NYSE: SMU) today announced that Bradley P. Forst, who has been an Executive Vice President of the Company since 1998, has been named the Company's new President and Chief Executive Officer. He succeeds Donald W. Townsend, who has retired and will no longer serve on the Company's Board of Directors.

"While wishing Don luck in his retirement, I speak for the entire Board when I say that we are delighted to announce Brad's promotion," said Stanley P. Desjardins, Chairman of Simula, Inc. "Few people have a better grasp of the Company than Brad, and as President and CEO he will be instrumental in seeing that we fully capitalize on Simula's many resources, thereby ensuring that top-line growth matches the Company's potential. Likewise, he will have the Board's full and unanimous support in taking steps to reduce the leverage on the balance sheet -- for only in this way can we achieve bottom-line performance that fully reflects the operational strengths of the Company."

"I appreciate the confidence placed in me by Stan and the other members of the Board," said Forst. "Given its wealth of technologies and products and its dedicated employees, Simula is clearly a company with tremendous potential. Having made great progress in recent months in bringing discipline to the P&L, we will now focus our attention on improving cash flow and reducing debt."

"With this change in leadership," said Desjardins, "the Board effectively reaffirms its commitment to two complementary goals: maintaining Simula's position as a world leader in saving human lives, and working to see that our shareholders participate in the Company's success."

Prior to joining Simula in 1995 as Vice President and General Counsel, Secretary, and Director, Forst, with a private law practice in Phoenix, for several years provided corporate, finance, and securities legal services to the Company -- notably with regard to an initial public offering completed in April 1992 that facilitated Simula's transition from a small Phoenix-based defense contractor into a multi-sector corporation with operations in six states and the United Kingdom.

Desjardins noted that since joining the Company, Forst has been instrumental in the completion of several rounds of public and private debt and equity offerings; overseen the acquisition and integration of four new businesses; worked on the management team in the design and implementation of programs and procedures to develop niche markets and reduce operational expenses throughout the Company; built and managed Simula Polymer Systems Inc., a Company subsidiary; led teams for the transfer and licensing of multiple technologies developed or acquired by the Company; and supervised the creation of a comprehensive approach to human resources programs covering all Company divisions. Forst received his J.D. in 1978 and his LL.M. in 1981 from Columbia University School of Law.

Simula, Inc. is a diversified technology company that designs and manufactures occupant safety systems and devices engineered to safeguard human life in a wide range of air, ground, and sea transportation vehicles. The Company operates in two principal markets (government and defense contracting, and automotive safety systems) which encompass six core product and technology areas: advanced polymer materials; inflatable restraints; seating systems; transparent and opaque armor; personnel protective equipment and parachutes; and sensors. Additional information about Simula can be found at its newly launched web site, www.simula.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve risks and uncertainties that may cause actual results to differ materially from that which are anticipated. These forward-looking statements include statements about the future growth in revenues, the status of the Company's balance sheet, and future profitability. Actual results and trends may differ materially from those projected. Additional risks include those described herein and in the Company's registration statements and periodic reports filed with the U.S. Securities and Exchange Commission.

                                    EXHIBIT B

                              AMENDED AND RESTATED
                              CONSULTING AGREEMENT


     THIS AGREEMENT amends and restates the Consulting Agreement dated January 1, 2000, made and entered into by and between Simula Safety Systems, Inc. ("SSSI"), whose address is 7414 South Harl Avenue, Tempe, Arizona 85283, Simula Inc. ("Simula"), whose address is 2700 North Central Avenue, Suite 1000, Phoenix, Arizona 85004, and Stanley P. Desjardins ("Consultant"), whose address is 5200 South Lakeshore Drive, #240, Tempe, Arizona 85283.


                                    AGREEMENT


     In consideration of the mutual covenants hereinafter contained, the Parties agree as follows:

     1. CONSULTING SERVICES. Consultant agrees to provide consulting services ("Services") to SSSI in the following areas:

          o    Supporting and advising the management of SSSI.

          o Helping to install (hiring and/or transferring) new support staff for SSSI.

          o    Advising on the new facility for SSSI.

          o    Performing customer interface services where and when requested.

          o    Providing other support services when requested by SSSI.

          o    Providing support services when requested by Simula Inc.

          o    Teaching in the CSIS as required.

     2. PERFORMANCE AND PAYMENT. Consultant will perform the Services in a manner and at such times as reasonably requested to carry-out the scope of services. For the first year covered by this agreement, Consultant will be paid $130,000, and SSSI will pay Consultant biweekly for services rendered. Any Services performed for Simula will be paid by SSSI and apportioned between SSSI and Simula as agreed by these entities. Normal and customary expenses related to the job and approved by SSSI/Simula will be paid by SSSI upon receipt of customary expense statements. Consultant shall be responsible for all other expenses incurred by him in the performance of Services.

          2.1 Unless otherwise negotiated, Services provided to SSSI/Simula by the Consultant in subsequent years will be billed and paid on a daily rate basis negotiated between the parties. Services will be itemized and invoiced biweekly and will be paid within 15 days.

          2.2 The office furniture now in Consultant's Simula office shall become the personal property of Consultant effective on the date of this Agreement. SSSI will provide the current office space occupied by Consultant until December 31, 2000.

          2.3 Consultant will communicate periodically with the CEO of Simula, Inc. and the President of SSSI to coordinate activities and agree on Consultant's role, access to SSSI personnel, and timeframe for completion of tasks.

          2.4 Consultant will not represent SSSI or Simula, Inc. in any public forum without prior consultation with the CEO of Simula, Inc. (except in his role of Chairman of the Board of Simula, Inc. consistent with the authority granted to him by the Board of Directors).

     3. INDEPENDENT CONTRACTOR STATUS. Consultant is retained as an independent contractor and not as an employee. Consultant has total responsibility for payment of all federal, state, and local taxes, and/or special levies required under unemployment insurance, worker's compensation, social security, income tax, or other laws, with respect to performance of his obligations under the terms and conditions of the Agreement. SSSI shall not be responsible for withholding portions of these amounts from fees or any amounts normally paid by an employer, nor for payments or deposits of portions, or amounts normally paid or deposited by Consultant.

     4. NONDISCLOSURE AND NONCOMPETITION. Consultant and SSSI have executed a Nondisclosure Agreement. Consistent with the Nondisclosure Agreement, Consultant may work with, consult with, or participate in, any third party company of his choice as long as the activity for which Consultant is engaged is not competitive with and will not, to the best knowledge of the parties, become competitive with the current or prospective business of SSSI or Simula.

     5. TRADE SECRETS AND PATENTABLE ITEMS. Items and ideas/concepts that may evolve into trade secrets, patentable items related to the Services, or proprietary business data conceived or developed by Consultant during the contractual period and related to the Services are the property of SSSI or Simula and shall be disclosed exclusively to SSSI or Simula, as the case may be. As appropriate, Consultant will assist Simula, at Simula's expense, in the development, filing, and securing of patents in the name of Simula as necessary and requested by Simula. All rights, title, and interest directly related to the design, engineering, development, performance, fabrication, or test of any of the internal characteristics of items related to the Services, or any of their components, are reserved and are specifically included in this Agreement with the resulting property rights in Simula.

     6. DISCONTINUED BUSINESS OR PRODUCT; DIVISION SALES. Consultant will be granted the first right of refusal to acquire any SSSI division, product line, product, technology, concept, or idea that SSSI/Simula proposes to discontinue by sale, license, dissolution, or otherwise not pursue. Further, Consultant will be granted the first right of refusal to acquire any SSSI division for which a planned consolidation would require shut-down or the relocation or termination of personnel. Consultant will be given notice of any such plans and will have a first right of refusal to match the terms of any bona fide third party offer that SSSI or Simula proposes to accept. If there is no third party offer, SSSI/Simula and Consultant will negotiate an arms-length transaction. Notwithstanding anything in this paragraph, Consultant shall not make any contact, directly or indirectly, with any third party to sell, offer to sell, or negotiate another disposition of Simula, Inc. or any subsidiary or division, without the prior consent of the CEO of Simula, Inc.

     7. TERM. The term of this Agreement shall be from January 1, 2000, to December 31, 2000. Either party may terminate the Agreement on or after December 31, 2000, by giving the other party thirty (30) days prior written notice. Termination shall not affect Consultant's rights to compensation earned through the termination date, nor affect the provisions of Paragraphs 4, 5, and 6 of this Agreement or the Nondisclosure Agreement attached hereto as Appendix A.

     8. ENTIRETY AND AMENDMENT. This Agreement represents the entire and integrated Agreement between the parties, supersedes any and all prior negotiations, representations, and Agreements, either written or oral, and may be amended only by a written instrument, signed by both SSSI and Consultant.

     9. GOVERNING LAW. The existence, validity, construction, operation, and effect of this Agreement shall be determined in accordance with and governed by the laws of the State of Arizona. Any dispute arising under this Agreement shall be brought in a court of competent jurisdiction located in the State of Arizona.

     IN WITNESS WHEREOF, this Agreement is executed effective as of January 1, 2000.

                                   SIMULA SAFETY SYSTEMS, INC.

                                   By:

                                   Its:_________________________________________


                                   SIMULA INC.

                                   By:__________________________________________
                                               Bradley P. Forst

                                   Its:_________________________________________


                                   CONSULTANT:


                                   By:__________________________________________
                                              Stanley P. Desjardins